Certain identified information has been omitted from this exhibit because it is not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

Exhibit 99.1
Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018

January 3, 2022

VIA EMAIL

MedMen NY, Inc.
c/o MM Enterprises USA, LLC
10115 Jefferson Blvd.
Culver City, CA 90232
Attention: Dan Edwards
[***]
with a copy to:
Raines Feldman LLP
1800 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Jonathan Littrell
[***]
Re: Alleged Termination of Investment Agreement
Dear Dan:
Reference is made to that certain Investment Agreement dated February 25, 2021 (the “Investment Agreement”) by and among MedMen NY, Inc., a New York corporation (the “Company”), MM Enterprises USA, LLC, a Delaware limited liability company (“Company Parent”, and together with the Company, the “Company Parties”), AWH New York, LLC, a New York limited liability company (the “Investor”), and Ascend Wellness Holdings, Inc., a Delaware corporation (“Investor Parent”, and together with Investor, the “Investor Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Investment Agreement.
We are in receipt of your letter dated January 2, 2022, purporting to terminate the Investment Agreement pursuant to Section 9.1(d) for failure to obtain all regulatory approvals. We disagree with your contention that the Parties did not receive final approval from the Cannabis Control Board of the State of New York (the “CCB”), and therefore the alleged termination of the Investment Agreement contained in your January 2 letter is invalid. The Investment Agreement remains in full force and effect, and we renew our call for you to promptly close the transaction.
On December 29, 2021, the Investor Parties and Company Parties received written notification in the form of an email from the Office of Cannabis Management (the “OCM”) of the CCB confirming that the approval by the CCB on December 16, 2021, constitutes the final approval for the purposes of closing the transaction and effecting the transfer of ownership of the Company.

On December 22, 2021, the Investor Parties waived all closing conditions not yet satisfied by the Company Parties under the Investment Agreement and requested to close, and on December 29, 2021, the Investor Parties reaffirmed the same. As a result, all conditions to closing have been satisfied or waived and the Initial Closing must take place within five (5) Business Days thereof. Your failure to file the Charter Amendment, issue the Initial Shares and close the transaction within such five (5) Business Day period and your purported termination constitute a breach of your obligations under the Investment Agreement.
Per the terms of the Investment Agreement, the Company Parties may not terminate the Investment Agreement as you purport to have done. Rather, all conditions set forth in Section 7.1 have been met or waived by the Outside Date and the Investment Agreement requires specific performance and immediate close.
We remain committed to honoring our commitments in the Investment Agreement and closing the transaction as soon as possible and are willing to waive your breaches in order to close the transaction as soon as possible. If you would like to discuss the Initial Closing process, please feel free to call me at [***] or email me at [***].

Regards,

/s/ Dan Neville
Dan Neville, Chief Financial Officer and Vice President, on behalf of the Investor Parties